As filed with the Securities and Exchange Commission on September 2, 2003.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HMS HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation or organization)

11-3656261
(I.R.S. Employer Identification Number)

401 Park Avenue South, New York, New York 10016
(Address of Principal Executive Offices)

HMS HOLDINGS CORP. STOCK OPTION AGREEMENTS
(Full title of the Plan)

Philip Rydzewski, Chief Financial Officer
HMS Holdings Corp.
401 Park Avenue South
New York, New York 10016
(Name and address of agent for service)

(212) 725-7965
(Telephone number, including area code, of agent for service)

copies to:
Kenneth S. Goodwin, Esq.
Brown Rudnick Berlack Israels LLP
120 West 45th Street
New York, New York 10036
(212) 704-0100

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered	shares(2)	price(2)	registration fee

Common Stock, $.01 par value	1,700,000 shares(1)	$3.73	$6,341,000	$513

(1)	Represents shares subject to three nonqualified Stock Option Agreements granted by Registrant on January 10, 2001, March 30, 2001 and December 12, 2001.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, on the basis of $3.73 per share, the average of the high ($3.75) and low ($3.70) sale prices of the Registrant’s common stock, as reported in the Nasdaq National Market on August 27, 2003.

     This Registration Statement shall be deemed to cover an indeterminate number of additional shares of HMS Holdings Corp. Common Stock as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

EXPLANATORY NOTE

     HMS Holdings Corp. (the “Registrant”) is the successor issuer to the common stock, $0.01 par value, of Health Management Systems, Inc. (“HMS”). On March 3, 2003, the Registrant became the parent company of HMS and the issued and outstanding shares of HMS common stock were exchanged, on a share-for-share basis, for the common stock, $0.01 par value, of the Registrant

     Under cover of this Form S-8 is a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3. The S-3 Reoffer Prospectus may be utilized for reofferings of common stock acquired by the Selling Shareholders through exercise of the options granted pursuant to the Stock Option Agreements.

PROSPECTUS

1,700,000 SHARES
HMS HOLDINGS CORP.

Common Stock, $.01 par value

     This prospectus relates to the reoffer and resale by three selling shareholders of shares of our common stock that were issued or may be issued to them upon the exercise of stock options granted by us pursuant to three Stock Option Agreement. We entered into these agreement in connection with our employment of two of the selling shareholders, while we entered into the third agreement as an inducement to the selling shareholder to join our board of directors. We previously registered the offer and sale of the shares to the selling shareholders. The shares are being reoffered and resold for the account of the selling shareholders, and we will not receive any of the proceeds from the resale of the shares.

     The selling shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol “HMSY.” On August 27, 2003, the closing price for the common stock, as reported by the Nasdaq National Market, was $3.74.

     Our principal executive offices are located at 401 Park Avenue South, New York, New York 10016, and our telephone number there is (212) 725-7965.

     This investment involves risk. See “Risk Factors” beginning at page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION
HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 2, 2003.

RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
THE COMPANY
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
STOCK OPTION AGREEMENT
STOCK OPTION AGREEMENT
STOCK OPTION AGREEMENT
OPINION OF BROWN RUDNICK BERLACK ISRAELS LLP
CONSENT OF KPMG LLP

     Unless otherwise indicated, all references in this prospectus to “Holdings,” “we,” “us” and “our” refer to HMS Holdings Corp., a New York corporation, and its wholly-owned subsidiaries, Health Management Systems, Inc. (“HMS”), Accordis Inc. (“Accordis”), HMS Business Services Inc. (“Services”) and Health Receivables Management, Inc. (“HRM”).

RISK FACTORS

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
SAFE HARBOR COMPLIANCE STATEMENT
FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the Reform Act), Congress encouraged public companies to make “forward-looking statements” by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     “Forward-looking statements” are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, prospective investors are urged not to place undue reliance on written or oral forward-looking statements of the Company. We undertake no obligation to update or revise this safe harbor compliance statement for forward-looking statements to reflect future developments. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

     Our Operating Results Are Subject To Significant Fluctuations Due To Variability In The Timing Of When We Recognize Contingency Fee Revenue And Other Factors. As A Result, You Will Not Be Able To Rely On Our Operating Results In Any Particular Period As An Indication Of Our Future Performance

     Our revenue and consequently our operating results may vary significantly from period to period as a result of a number of factors, including the loss of customers due to consolidation in the healthcare industry, fluctuations in sales activity given our sales cycle of approximately three to eighteen months, and general economic conditions as they affect healthcare providers and payors. Further, we have experienced fluctuations in our revenue of up to 25% between reporting periods due to the timing of periodic revenue enhancement projects and the timing and delays in third-party payors’ adjudication of claims and ultimate payment to our clients where our fees are contingent upon such collections. The extent to which future revenue fluctuations could occur due to these factors is not known and cannot be predicted. As a result, our results of operations are subject to significant fluctuations and our results of operations for any particular quarter or fiscal year may not be indicative of results of operations for future periods. A significant portion of our operating expenses are fixed, and are based primarily on revenue and sales forecasts. Any inability on our part to reduce spending or to compensate for any failure to meet sales forecasts or receive anticipated revenues could magnify the adverse impact of such events on our operating results.

     We Are Subject To Claims If Our Service Offerings Contain Errors Or Experience Failures Or Do Not Meet Customer Expectations And Could Lose Customers And Revenue

     The healthcare claiming environment is complex. On behalf of our clients, our Accordis business processes a very high volume of transactions in this environment. From time to time we have been subject to claims by clients and could be subject to claims by clients in the future for errors in our service offerings, primarily for failures to secure reimbursement amounts otherwise payable to our clients. We have often resolved such claims by providing additional services to the client or by reducing fees on additional projects. There can be no assurance that contractual limitations of our responsibility for damages will be effective in these situations or that clients will not seek significant damages for errors in our services. Further, these performance failures could result in a loss of customers and resulting loss of revenue. In addition, service performance failures could result in a delay in market acceptance for our services, diversion of development resources, damage to our reputation or increased service costs. We are currently discussing with an Accordis client a claim for damages based on the client’s assertion that it has been significantly financially harmed by errors in our service. We are currently assessing the claim both internally and with the client and believe that it is likely that the claim will be settled in a manner that will not adversely affect our financial position, results of operations, or ongoing relationship with the client. However, there can be no assurances that the claim will be settled or that the client will not seek to hold us responsible for a substantial amount of alleged damages.

     The Majority Of Our Contracts With Customers May Be Terminated For Convenience

     The majority of our contracts with customers are terminable upon short notice for the convenience of either party. Although to date none of our material contracts have ever been terminated under these provisions, we cannot assure you that a material contract will not be terminated for convenience in the future. Any termination of a material contract, if not replaced, could have a material adverse effect on our business, financial condition and results of operations.

     We Face Significant Competition For Our Services

     Competition for our services is intense and is expected to increase. Increased competition could result in reductions in our prices, gross margins and market share. We compete with other providers of healthcare information management and data processing services, as well as healthcare consulting firms. Some competitors have formed business alliances with other competitors that may affect our ability to work with some potential customers. In addition, if some of our competitors merge, a stronger competitor may emerge.

     Current and prospective customers also evaluate our capabilities against the merits of their existing information management and data processing systems and expertise. Major information management systems companies, including those specializing in the healthcare industry, that do not presently offer competing services may enter our markets. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and market recognition than we have. As a result, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and changes in the political, economic or regulatory environment in the healthcare industry. In addition, several of our competitors may be in a position to devote greater resources to the development, promotion, and sale of their services than us.

     Simplification Of The Healthcare Transfer Payment Process Could Reduce The Need For Our Services

     The complexity of the healthcare transfer payment process, and our experience in offering services that improve the ability of our customers to recover incremental revenue through that process, have been contributing factors to the success our service offerings. Complexities of the healthcare transfer payment process include multiple payors, the coordination and utilization of clinical, operational, financial and/or administrative review instituted by third-party payors in an effort to control costs and manage care. If the payment processes associated with the healthcare industry are simplified, the need for our services, or the price customers are willing to pay for our services, could be reduced.

     We Are Subject To Government Regulation In Our Collections Services

     The collection industry in the United States is regulated both at the federal and state level. In addition to specific regulation regarding debts for healthcare services and among other collection regulations the Federal Fair Debt Collection Practices Act (FFDCPA) regulates any person who regularly collects or attempts to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. The FFDCPA establishes specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications and places restrictions on communications with individuals other than consumer debtors in connection with the collection of any consumer debt. Additionally, the FFDCPA contains various notice and disclosure requirements and prohibits unfair or misleading representations by debt collectors. Many states require that we be licensed as a debt collection company and we believe that we are currently hold applicable licenses from all states where required. If we fail to comply with applicable laws and regulations, it could result in the suspension or termination of our ability to conduct collections, which would have a material adverse effect on us.

     Changes In The United States Healthcare Environment Could Have A Material Negative Impact On Our Revenue And Net Income

     The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. Our services are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates, certain capital expenditures, and data confidentiality and privacy. From time to time, certain proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our clients. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring their retention of service providers such as us. See also “The Company – Healthcare Reform and Regulatory Matters” section on page 9 for additional discussion on this topic. We cannot predict what impact, if any, such proposals or healthcare reforms might have on our results of operations, financial condition or business.

     Our Business Is Subject To Extensive And Complex Governmental Regulations And Violations Of Any Of Those Regulations Could Result In Significant Penalties

     Most of the services offered by our Accordis business involve the billing and collection of healthcare claims. These services require the interpretation and application of sometimes ambiguous reimbursement regulations under various government entitlement programs such as Medicaid and Medicare. In addition, during the past several years, federal and state governments have placed an increased emphasis on detecting and eliminating fraud and abuse in Medicare, Medicaid, and other health care programs. Violation of health care billing laws or regulations governing our services could result in the imposition of substantial civil or criminal penalties, including temporary or permanent exclusion from participation in government health care programs such as Medicare and Medicaid, and loss of customers.

     The interpretation and application of the healthcare reimbursement rules to particular customer patient accounting environments involves judgment. If a regulatory agency were to disagree with certain judgments we have made or will make in providing healthcare billing services to a customer we could be subject to penalties, or fines or other sanctions by regulators. In addition we could find it necessary to alter or eliminate some of our services.

     Certain Provisions In Our Certificate Of Incorporation Could Discourage Unsolicited Takeover Attempts, Which Could Depress The Market Price Of Our Common Stock

     Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or, other rights of holders of our common stock. In the event of issuance, preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. In addition, our by-laws provide for a classified board of directors, which could also have the effect of discouraging a change of control.

     Adverse Resolution Of Pending Litigation May Cause Us To Incur a Significant Loss

     We are party to the following legal proceedings as described below. Although we believe that we have meritorious defenses to the claims of liability or for damages in this action against us, we cannot assure you that an outcome favorable to us will be reached in this litigation or that additional lawsuits will not be filed against us. Further, we cannot assure you that this lawsuit will not have a disruptive effect upon the operations of our business, that the defense of the lawsuit will not consume the time and attention of our senior management, or that the resolution of the lawsuit or future lawsuits will not have a material adverse effect upon our results of operations, financial position and cash flow.

     On June 28, 1998, eight holders of promissory notes (the Notes) of HHL Financial Services, Inc. (HHL) commenced a lawsuit against us and others in the Supreme Court of the State of New York, County of Nassau, alleging various breaches of fiduciary duty between 1990 and 1996 against HHL (the first cause of action) and that defendants intentionally caused HHL’s default under the Notes (the second cause of action). The complaint alleges that the defendants caused HHL to make substantial unjustified payments to us which, ultimately, led to defaults on the Notes and to HHL’s filing for Chapter 11 bankruptcy protection in 1997. The plaintiffs are seeking damages in the amount of $2.3 million (for the unpaid notes) plus interest. As a result of motion practice before the Bankruptcy Court, the breach of fiduciary duty claim was dismissed. A motion to dismiss the remaining cause of action, for tortious interference with contract, was denied by the New York Supreme Court, and an appeal was taken. On March 3, 2003, the Appellate Division Second Department affirmed the lower Court’s decision holding that the Complaint pleaded a cognizable cause of action for tortious interference. We will now answer the Complaint, and both sides will engage in discovery. We intend to continue our vigorous defense of this lawsuit. Management believes the risk of loss is not probable and accordingly has not recognized any accrued liability for this matter.

     Adverse Resolution Of Ongoing Investigation By The United States Attorney’s Office Will Cause Adverse Impact On Revenue And Expense Levels Over The Near Term, And An Adverse Resolution Could Cause A Material Adverse Effect On Our Business Thereafter

     On January 31, 2003, we announced that we had received a subpoena issued under the Health Insurance Portability and Accountability Act of 1996 from the United States Attorney’s Office for the Southern District of New York in connection with an investigation relating to possible federal health care offenses. The subpoena seeks the production of certain documents from January 1982 to present relating to medical reimbursement claims submitted by us to Medicare, Medicaid, and other federal healthcare programs, particularly on behalf of a significant client of Accordis. At this point in the investigation, the United States Attorney’s Office has not filed any complaint asserting any violations of law.

     Our board of directors has appointed a special committee to oversee our response to the investigation. We continue to cooperate fully with the investigation.

     We are not able to give any assurances as to the duration or outcome of the investigation or as to the effect that any proceedings that may be brought by the government may have on our financial condition or results of operations. The initiation of proceedings against us, even if we are ultimately successful in defending them, could have a material adverse effect on our business. Since the receipt of the subpoena, our revenue and expense levels have been adversely affected as management undertook to comply with the demands of document production and to review the matters covered by the subpoena. We anticipate that we will continue to incur significant legal expenses while the investigation is still ongoing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-8 with the SEC for our common stock covered by this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

     You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

1.	Holdings’ Annual Report on Form 10-K for the year ended December 31, 2002;

2.	Holdings’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

3.	Holdings’ Current Reports on Form 8-K filed with the SEC on May 6, 2003 and July 29, 2003.

     We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at HMS Holdings Corp., 401 Park Avenue South, New York, NY 10016, Attention: Corporate Secretary, telephone (212) 857-5423.

FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “project,” “seek,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

     The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the shares of common stock will go to the shareholders that offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

THE COMPANY

     At a special meeting held on February 27, 2003, the shareholders of Health Management Systems, Inc. approved the creation of a holding company structure. Following that meeting, all the outstanding shares of Health Management Systems, Inc. common stock were exchanged on a one-for-one basis for the shares of common stock of HMS Holdings Corp., the new parent company. The adoption of the holding company structure, pursuant to an Agreement and Plan of Merger approved at the shareholders meeting, constituted a reorganization with no change in ownership interests and no dilutive impact to the former shareholders of Health Management Systems, Inc.

     HMS Holdings Corp. furnishes revenue recovery, business process and business office outsourcing services to healthcare payors and providers. We help our clients increase revenue, accelerate collections, and reduce operating and administrative costs. We operate two businesses through our wholly owned subsidiaries, Health Management Systems, Inc. (Health Management Systems) (formerly our Payor Services Division) and Accordis Inc. (Accordis) (formerly our Provider Services Division).

     Health Management Systems offers state Medicaid and other government agencies that administer health care entitlement programs a broad range of services that are designed to identify and recover amounts that should have been the responsibility of a third party, or that were paid inappropriately. Further, by assisting these agencies in properly accounting for the services that they deliver, we also help to ensure that they receive the full amount of program funding to which they are entitled.

     Accordis provides business office outsourcing services for hospitals, emergency medical transport agencies, and other healthcare providers. These business office services may include identifying third-party resources, submitting timely and accurate bills to third-party payors and patients, recovering and properly accounting for the amounts due, responding to customer service questions from patients, and securing the appropriate cost-based reimbursement from entitlement programs. Clients may outsource the entirety of their business office operations to us, or discrete revenue cycle activities.

     In 1999, our Quality Standards in Medicine, Inc. (QSM) subsidiary acquired substantially all of the assets and specified liabilities of Health Receivables Management, LLC, an Illinois-based company that furnished Medicaid applications service, accounts receivable management, and collections services to providers. Following the acquisition, QSM’s name was changed to Health Receivables Management, Inc. (HRM). The operations of HRM have been consolidated into Accordis.

     Healthcare Reform And Regulatory Matters

     The healthcare reimbursement landscape continues to evolve. Federal, state, and local governments, as well as other third-party payors, continue their efforts to reduce the rate of growth in healthcare expenditures. Many of these policy initiatives have contributed to the complex and time-consuming nature of obtaining healthcare reimbursement for medical services.

     Hospitals are subject to comprehensive federal and state regulation, which affects hospital reimbursement. Medicaid and Medicare account for a significant portion of hospital revenue. Since adoption, the Medicare and Medicaid programs have undergone significant and frequent changes, and it is realistic to expect additional changes in the future. Our services are subject to regulations pertaining to billing for Medicaid and Medicare services, which primarily involve record keeping requirements and other provisions designed to prevent fraud. We believe that we operate in a manner consistent with such regulations, the enforcement of which is increasingly more stringent. Violations of such regulations could adversely affect our business, financial condition and results of operations.

     On January 31, 2003, we announced that we had received a subpoena from the United States Attorney’s Office for the Southern District of New York in connection with an investigation under the Health Issuance Portability and Accountability Act of 1996 relating to possible federal health care offenses. See “Risk Factors – Adverse Resolution Of Ongoing Investigation By The United States Attorney’s Office Will Cause Adverse Impact On Revenue And Expense Levels Over The Near Term, And An Adverse Resolution Could Cause A Material Adverse Effect On Our Business Thereafter” on page 6.

     The Medicare program is administered by the Center for Medicare and Medicaid Services (CMS), an agency of the United States Department of Health and Human Services. CMS currently contracts with several intermediaries and fiscal agents to process regional claims for reimbursement. Although CMS has established the regulatory framework for Medicare claims administration, Medicare intermediaries have the authority to develop independent procedures for administering the claims reimbursement process. The Medicaid program is subject to regulation by CMS, but is administered by state governments. State governments provide for Medicaid claims reimbursement either through the establishment of state operated processing centers or through contractual arrangements with third-party fiscal agents who operate their own processing centers. The requirements and procedures for reimbursement implemented by Medicaid differ from state to state. Similar to the claims administration processes of Medicare and Medicaid, many national health insurance companies and self-insured employers administer reimbursement of claims through local or regional offices. Consequently, because guidelines for the reimbursement of claims are generally established by third-

party payors at local or regional levels, hospital and other provider reimbursement managers must remain current with the local procedures and requirements of third-party payors. Generally, we are required to maintain standards of confidentiality that are comparable to those of an agency administering the Medicare or Medicaid program when we use data obtained from such programs.

     The Health Insurance Portability and Accountability Act of 1996 requires the Secretary of Health and Human Services to adopt national standards for certain types of electronic health information transactions and the data elements used in such transactions and to adopt standards to ensure the integrity and confidentiality of health information. All covered entities (providers, payors, and clearinghouses) will be mandated to implement administrative, physical, and technical safeguards to protect health data covered by HIPAA. The regulations are in the following stages of finalization and implementation:

     Transaction and code set standards. The final regulation governing transaction and code set standards was published and was expected to become effective on October 16, 2002. However, on December 27, 2001 the Administrative Simplification Compliance Act (ASCA) was enacted providing for a one-year extension of the date for complying with the HIPAA standard transactions and code set requirements for any covered entity that submits to the Secretary of Health and Human Services a plan on how the entity will come into compliance with the requirements by October 16, 2003. We have submitted such a plan and expect to be in full compliance with the standard transaction and code set requirements by the October 16, 2003 deadline.

     Privacy Regulation. The privacy regulation was published as a final regulation and became effective on April 14, 2001, requiring all covered entities to be fully compliant by April 2003. We believe we were fully compliant by that date and remain so.

     Data Security. The data security regulation was published as a final regulation on February 20, 2003, with an effective date of April 21, 2003. Full compliance is required two years after the effective date.

     Any material restriction on the ability of healthcare providers and payors to obtain or disseminate health information could adversely affect our business, financial condition, and results of operations. With the release of the final HIPAA Privacy and Security rules, the “protection of individually identifiable healthcare information” becomes a key component of the way we and other covered entities perform our day-to-day business.

     Principal Products And Services

     Accordis

     Accordis offers hospitals and other healthcare providers Business Office Outsourcing services and Reimbursement services.

     Business Office Outsourcing Services. Our Business Office Outsourcing services encompass all or a portion of the patient accounting activities that make up a healthcare provider’s revenue cycle. Such revenue cycle activities may include third-party resource identification and validation, submission of timely and accurate bills to primary and secondary payors, generation of patient statements, response to patient and third-party questions, recovery of payments due, and proper accounting for payments, contractual allowances and write-offs. These services are designed to increase the provider’s revenue, improve the proportion of provider gross charges ultimately collected, accelerate cash flow, lower days in accounts receivable, and reduce administrative costs. A client may outsource one or more aspects of its patient accounting processes or may outsource the business office in its entirety, enabling the client to re-deploy staff. In some cases, our services are used by providers who need assistance in managing large backlogs of aged or complex accounts. At the request of a client, we are also able to provide bad debt collection services through a wholly owned subsidiary.

     Our electronic third-party resource identification capability is based on our original service, Retroactive Claims Reprocessing (RCR), through which we use data warehousing and electronic data matching techniques to identify third-party coverage for unpaid accounts. RCR technology generates additional revenue for clients following the completion of their own billing and collection efforts. Today, we offer RCR technology to clients either as a stand-alone service or as a value-added component of the Business Office Outsourcing service.

     Reimbursement Services. Our Reimbursement services include four related offerings: (1) Medicare Bad Debt Cost Report services, (2) Disproportionate Share services, (3) Medicaid Application services, and (4) Indirect Medical Education billing for Medicare managed care.

     Federal legislation allows a healthcare provider to claim reimbursement from Medicare Part A for coinsurance and deductible amounts that remain uncollected after reasonable collection efforts. Our Medicare Bad Debt Cost Report services assist providers in isolating unpaid Medicare coinsurance and deductible balances that qualify for reimbursement on the Medicare Cost Report.

     Since 1986, Medicare has allowed hospitals serving a disproportionate share of low-income patients to claim additional reimbursement to offset payment shortfalls. Regardless of whether Medicaid paid for the service, the hospital can qualify for reimbursement if the inpatient stay is Medicaid-eligible. Through our Disproportionate

Share services, we assist providers in qualifying for maximum reimbursement on the Medicare Cost Report for inpatient services delivered to Medicaid-eligible patients.

     We also provide Medicaid Application services, which assist eligible patients in properly enrolling in public aid, thereby ensuring that providers receive reimbursement for care rendered to such patients.

     Teaching hospitals are permitted to claim supplemental reimbursement from Medicare for Indirect Medical Education (IME) costs associated with inpatient Medicare managed care enrollees. We assist these hospitals in identifying and documenting qualifying amounts.

     Health Management Systems

     Health Management Systems offers Third Party Liability (TPL) services to governmental agencies that administer healthcare entitlement programs, most notably state Medicaid agencies.

     Established in 1965, the Medicaid program is the payor of last resort for healthcare services required by financially and medically needy individuals. The Medicaid program is administered by individual states, and is jointly funded by the federal and state governments. In the early 1980’s, recognizing that state Medicaid agencies were improperly paying amounts for healthcare claims for individuals having some other form of third-party health insurance, the federal government imposed statutory obligations requiring states to take active measures to pursue those liable third parties.

     In 1985, we began to offer TPL services to state Medicaid agencies, as a means of identifying third parties with prior liability for Medicaid claims. Health Management Systems applies proprietary information management and coordination of benefit methodologies in order to identify duplicate payments, overpayments, compliance-related erroneous payments, and other inappropriate payments. We then assist the Medicaid agency in recovering amounts due from liable third parties. This post-payment revenue recovery methodology can be defined as:

•	Identification: We use proprietary software to match Medicaid and other program data files to insurance eligibility files obtained by us from third parties such as Medicare, Commercial Insurers, HMOs, Third Party Administrators, TriCare, and others. This process identifies potential third-party eligibility.

•	Validation: After identification of potential third-party liability, we validate insurance eligibility by verifying coverage for specific benefits. This process is performed by deploying automated electronic transactions and call center representatives.

•	Recovery: When eligibility and coverage are in effect for a specific Medicaid member and related episode of care, we pursue recovery of the Medicaid payment from the liable third-party. Most often we recover from third-parties through direct billing of insurers or disallowance of overpayments to the provider of services. On occasion, we recover payments through negotiated settlements.

•	Cost Avoidance: Upon verification of coverage or payment of claims by liable third-parties, we electronically submit this coverage data to our Medicaid clients. This data is used to avoid paying similar claims for the Medicaid member on a going forward basis.

     Our TPL services also include subrogation services whereby we identify, investigate and recover accident-related medical costs where a casualty insurer (e.g., automobile or property insurance) should pay in lieu of Medicaid, or where a deceased beneficiary’s estate should reimburse Medicaid.

     In addition to our TPL services described above, we also offer the following services:

     Medical Support Enforcement (MSE). Comprehensive medical support services that assist state Medicaid and Child Support Enforcement agencies identify health plan coverage available to children through their non-custodial or custodial parents including assistance with enrollment.

     Revenue Maximization. Helping ensure that states receive the full amount of federal health and human service funding to which they are entitled.

     Global Health Information System (GHiS or Global). The GHiS is a comprehensive fully integrated suite of software modules designed to meet the specific needs of public health care organizations and community health clinics. The software includes a full suite of modules from Registration through Case Management. We also offer training and client directed customization services in connection with GHiS.

SELLING SHAREHOLDERS

     This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling shareholders under their option agreements. This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling shareholders as a result of the anti-dilution provisions of the option agreements. There can be no assurance that the selling shareholders will sell any or all of such shares.

     Pursuant to the requirements of the Securities Act, the following table sets forth (i) the number of shares of our common stock beneficially owned by each selling shareholder as of the date of this prospectus, (ii) the number of shares of our common stock to be offered for resale by each selling shareholder and (iii) the number and percentage of shares of our common stock that each selling shareholder will beneficially own after completion of this offering, assuming that all shares that may be offered for resale are sold and no other shares beneficially owned by the selling shareholders are also sold.

	Number of		Number of
	Shares of		Shares of	Percentage of
	Common Stock	Number of	Common Stock	Outstanding
	Beneficially	Shares of	Beneficially	Common Stock
	Owned Prior to	Common Stock	Owned After	Owned After
Name	Offering (1)	Being Offered (2)	Offering (3)	Offering

William F. Miller III	1,445,762	750,000	695,762	3.64%
Robert M. Holster	867,577	700,000	167,577	0.88%
James T. Kelly	270,000	250,000	20,000	0.11%

1.     Unless otherwise indicated, we believe that all people named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Each beneficial owner’s percentage ownership is determined by assuming that all options under such owner’s option agreements, as well as options, warrants and convertible securities held by such person (but not those held by any other person) which are exercisable or convertible within 60 days, have been exercised or converted.

2.     Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

3.     Beneficial ownership of shares held by each selling shareholder after this offering assumes that each selling shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling shareholder in this offering.

PLAN OF DISTRIBUTION

     This offering is self-underwritten. Neither the selling shareholders nor we have employed an underwriter for the sale of common stock by the selling shareholders. We will bear all expenses in connection with the preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the common stock. There can be no assurance that the selling shareholders will sell any or all of the shares of common stock offered by them under this prospectus or otherwise.

     At the time a selling shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

     The selling shareholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to the selling shareholders, and any such pledgee may similarly offer, sell and effect transactions in the shares. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling shareholders may offer for sale their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	on the Nasdaq National Market or on any stock exchange on which the shares of common stock may be listed at the time of sale;

•	in negotiated transactions;

•	in the over-the-counter market; or

•	in a combination of any of the above transactions.

     The selling shareholders may offer their shares of common stock at any of the following prices:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	at negotiated prices

     The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to particular broker dealers may be in excess of customary commissions.

     Any broker-dealer acquiring common stock from the selling shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq National Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

     The selling shareholders reserve the right to accept, and together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

     We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States. To comply with certain states’ securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

     The selling shareholders have represented to us that any purchase or sale of shares of our common stock by them will comply with Regulation M promulgated under the Exchange Act. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before his or her participation in the Distribution and ending on the completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

     During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing shares of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus has been passed upon for us by Brown Rudnick Berlack Israels LLP, New York, New York.

EXPERTS

     The consolidated financial statements and schedule of HMS Holdings Corp. and subsidiaries as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001, the two months ended December 31, 2000, and the year ended October 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” in 2002 and the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, in 2000.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to 1,700,000 shares of Common Stock, $0.01 par value per share of the Registrant, reserved for issuance under three nonqualified Stock Option Agreements granted by the Registrant on January 10, 2001, March 30, 2001 and December 12, 2001.

Item 3. Incorporation Of Documents By Reference.

     The following documents, filed by the Registrant or HMS with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

     (a)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002;

     (b)  The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, filed with the SEC on May 15, 2003 and July 30, 2003, respectively;

     (c)  The Registrant’s Current Reports on Forms 8-K, filed with the SEC on May 6, 2003 and July 29, 2003; and

     (d)  the description of HMS’ common stock contained in HMS’ Registration Statement on Form 8-A filed with the SEC, as amended by the Registrant’s Current Report on Form 8-K/12g-3 filed with the SEC on March 3, 2003.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicate that all securities offered have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description Of Securities.

     Not applicable.

Item 5. Interests Of Named Experts And Counsel.

     Not applicable.

Item 6. Indemnification Of Directors And Officers.

     Section 722 of the New York Business Corporation Law (the “BCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, disinterested director vote, stockholder vote, agreement or otherwise. Article VIII, Section 7, of the Registrant’s by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

     Any amendment to or repeal of the Registrant’s certificate of incorporation or by-laws shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     The certificate of incorporation of the Registrant (Article Ninth) provides the following:

     Pursuant to Section 402(b) of the Business Corporation Law, the liability of the Corporation’s directors to the Corporation or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     In addition, the Registrant maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

2	Agreement and Plan of Merger (causing the Registrant to become the parent of HMS) (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-100521 (the “Registration Statement”))

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement)

3.1(a)	Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Registration Statement on Form S-8, File No. 333-108436)

3.2	By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement)

*4.01	Stock Option Agreement, dated as of January 10, 2001, between Health Management Systems, Inc. and William F. Miller III

*4.02	Stock Option Agreement, dated as of March 30, 2001, between Health Management Systems, Inc. (“HMS”) and Robert M. Holster

*4.03	Stock Option Agreement, dated as of December 12, 2001, between Health Management Systems, Inc. and James T. Kelly

*5	Opinion of Brown Rudnick Berlack Israels LLP re legality

*23.1	Consent of KPMG LLP

23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

*	Filed herewith.

Item 9. Undertakings.

(A)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (A)1(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2)  that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of August, 2003.

HMS HOLDINGS CORP.

By:
/s/ William F. Miller, III
William F. Miller III Chairman and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of the Registrant, do hereby constitute and appoint William F. Miller III and Philip Rydzewski and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 28th day of August, 2003.

Signature	Title

/s/ William F. Miller, III	Chairman and Chief Executive Officer and Director (Principal Executive Officer)
William F. Miller III

/s/ Philip Rydzewski	Chief Financial Officer and Treasurer (Principal Financial Officer and
Philip Rydzewski	Principal Accounting Officer)

/s/ Robert M. Holster	President and Chief Operating Officer
Robert M. Holster

Signature	Title

/s/ Randolph G. Brown Randolph G. Brown	Director

/s/ James T. Kelly James T. Kelly	Director

/s/ William W. Neal William W. Neal	Director

/s/ Galen D. Powers Galen D. Powers	Director

/s/ Ellen A. Rudnick Ellen A. Rudnick	Director

/s/ Richard H. Stowe Richard H. Stowe	Director

INDEX TO EXHIBITS

Exhibit Number	Description

2	Agreement and Plan of Merger (causing the Registrant to become the parent of HMS) (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-100521 (the “Registration Statement”))

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement)

3.1(a)	Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Registration Statement on Form S-8, File No. 333-108436)

3.2	By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement)

*4.01	Stock Option Agreement, dated as of January 10, 2001, between Health Management Systems, Inc. and William F. Miller III

*4.02	Stock Option Agreement, dated as of March 30, 2001, between Health Management Systems, Inc. (“HMS”) and Robert M. Holster

*4.03	Stock Option Agreement, dated as of December 12, 2001, between Health Management Systems, Inc. and James T. Kelly

*5	Opinion of Brown Rudnick Berlack Israels LLP re legality

*23.1	Consent of KPMG LLP

23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

*	Filed herewith.